                                AGREEMENT OF SALE
                           Greentree Executive Campus


         AGREEMENT OF SALE made this 18 day of April, 1997, between BRANDYWINE REALTY TRUST, a Maryland Real Estate Investment Trust, its assignee or nominee, having its principal office at 16 Campus Boulevard, Suite 150, Newtown Square, Pennsylvania 19073 ("Buyer"), and IRA M. LUBERT AND KAREN L. LUBERT, with an address of 9 Deerfield Terrace, Moorestown, New Jersey (collectively the "Seller").

                                   BACKGROUND

         The Background of this Agreement is as follows:

         A. Seller is the owner of a certain tract of land being comprised of one (1) parcel of land together with the building and improvements thereon, including three (3) one story office buildings commonly known as 1000 Greentree Executive Campus, Evesham, New Jersey as more fully described on Exhibit A attached hereto; and

         B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the property referred to in this Agreement, upon the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agrees as follows:

         1.       PROPERTY BEING SOLD.

                  Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined),

                  1.1 Real Property. Fee simple interest in the parcels of land, all as more fully described on Exhibit "A", with the building and improvements thereon, including the three (3), one-story office buildings commonly known as 1000 Greentree Executive Campus, Evesham, New Jersey, and all of the Seller's right, title, and interest, if any, in any easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter collectively referred to as the "Premises"); and

                  1.2 Personal Property. All of Seller's equipment, fixtures, machinery and personalty of every description attached to or used in connection with the Premises (and not owned by tenants under leases of the Premises), including, without limitation, those listed on the Schedule of Inventory attached hereto as Exhibit "B", and to the extent assignable and in Seller's possession intangible personal property owned by the Seller and used in connection with the

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ownership, operation and maintenance of the Premises, including without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits (including, without limitation, all environmental, structural and mechanical inspection reports), and all marketing materials ("Contract Documents"), all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises ("Licenses"), all escrow accounts, deposits, instruments, documents of title pertaining to the Premises, and all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, including to the extent applicable, any warranties from any previous owners of the Premises (hereinafter collectively referred to as "Personal Property"); and

                  1.3 Leases. All leases, licenses and other occupancy agreements for any part of the Premises, and except as otherwise set forth herein, all prepaid rent and unapplied security deposits (the "Leases"); and

                  1.4 Right to Names. Any and all right, title and interest of Seller, if any, and without representation or warranty, in and to the name "1000 Greentree Executive Campus", and the Seller's right, if any, without representation or warranty, to all printing styles, trademarks and logos (the "Name").

                  The Premises, Personal Property, Leases and Name are sometimes hereinafter referred to as "Property."

         2.       PURCHASE PRICE AND MANNER OF PAYMENT.

                  2.1 Purchase Price. Buyer shall pay the total sum of Two Million One Hundred Twenty Five Thousand ($2,125,000.00) Dollars (hereinafter referred to as the "Purchase Price") subject to adjustments as set forth herein.

                  2.2 Manner of Payment. The Purchase Price shall be paid in the following manner:

                           2.2.1 Deposit. By delivery, upon Seller's execution
and delivery of this Agreement, of Buyer's good check in the amount of $12,500 to the Title Company (hereinafter referred to as "Escrow Agent" or "Escrowee"). This sum, the sum specified in Section 2.2.2 below, and all other sums paid by Buyer to the Escrow Agent under this Agreement (hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a federally-insured, segregated money market account at an institution to be designated by Buyer until termination or consummation of this Agreement. Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing.


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                           2.2.2 Additional Deposit. By delivery, within two (2)
business days next following the Inspection Period Expiration Date (as hereinafter defined), of Buyer's good check in the amount of $25,000.

                           2.2.3 Balance. The balance of the Purchase Price
shall be delivered to the Seller on the Closing Date, by wire transfer of immediately available funds, subject to adjustments and apportionments as set forth in this Agreement.


         3. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Property subject only to those rights of way, easements, covenants restrictions, and objections to title (hereinafter "Permitted Exceptions") listed on Exhibit "C" hereto, unless identified by Buyer as "Title Objections" as hereinafter provided, and subject to the rights of tenants listed on the rent roll attached hereto as Exhibit "D", which title shall be insurable at regular rates by Commonwealth Land Title Insurance Company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy").

         4. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, between the date hereof and Closing, Seller covenants that it shall:

                  4.1 Maintenance. At all times prior to the Closing Date, operate the Property in the same manner as it is currently being operated, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing.

                  4.2 Alterations. Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed except those made by or for tenants pursuant to the right to do so under their Leases, or by Seller if required by applicable law or ordinance (subject to the provisions of Section 4.8 of this Agreement), or as required under any Lease.

                  4.3 Lease. Not enter into any new lease without Buyer's consent, which consent shall not be unreasonably withheld.

                  4.4       INTENTIONALLY OMITTED  PRIOR TO EXECUTION.

                  4.5 Bill Tenants. Timely bill all Tenants for all rent billable under Leases, and use its commercially reasonable efforts consistent with Seller's existing practices to collect any rent in arrears.

                  4.6 Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following:

                           (i) a fire or other casualty causing damage to the
Property, or any portion thereof;


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                           (ii) receipt of written notice of eminent domain
proceedings or condemnation of or affecting the Property, or any portion thereof;

                           (iii) receipt of written notice from any governmental
authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or setting forth any requirements with respect thereto;


                           (iv) receipt of written notice of any actual or
threatened litigation against Seller or affecting or relating to the Property, or any portion thereof;

                           (v) receipt of written notice of any termination
notice from any tenant;

                           (vi) the commencement of any strike, lock-out,
boycott or other labor trouble affecting the Property, or any portion thereof.

                  4.7  INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  4.8 Comply with Leases. Perform all material obligations of the landlord as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, provided that if the cost to perform such obligation exceeds $12,500.00 (the "Seller Compliance Costs"), Seller shall have the right to terminate this Agreement if Buyer is unwilling to pay for the costs of such obligations in excess of the Seller Compliance Costs, in which event the Deposit shall be returned to Buyer and neither party shall owe any further obligation hereunder to the other; provided, however, if the Seller Compliance Costs exceed $12,500, and Buyer agrees to pay for the second $12,500 of such costs, the additional cost of such Seller Compliance Costs above $25,000, if any, shall be evenly shared by Buyer and Seller, provided that in no event shall Seller be obligated to pay more than $25,000 in connection with the Seller Compliance Costs (e.g., if the total Seller Compliance Costs equal $35,000 and Buyer agrees to pay for the second $12,500, the additional $10,000 above the $12,500 shall be shared by Buyer and Seller, so that Seller shall be responsible for $17,500 and Buyer shall be responsible for $17,500). The parties acknowledge and agree that Buyer is under no obligation to agree to pay for such Seller Compliance Costs, but that the aforesaid cost allocation mechanism is an agreed upon compromise in order to permit Buyer to avoid Seller's termination of this Agreement.

                  4.9 No New Agreements. Except for agreements which can be terminated on not more than thirty (30) days' notice, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed; and except for the Permitted Exceptions, not permit the creation of any liability which shall bind Buyer or the Premises after Closing.

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                  4.10 Tax Disputes. Notify Buyer of any tax assessment disputes
(pending or threatened) with respect to the Property prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement. Any reduction relating to tax years prior to the year in which the Closing occurs shall be payable to the Seller.


                  4.11 No Removal of Personalty. Not remove any non-consumable Personal Property from the Premises without replacing it with similar personal property, new or of equal or better quality.

         5. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that to the best of the Seller's actual knowledge (which shall be deemed to mean the actual knowledge of Howard E. Needleman) the following representations and warranties are true now, and where the representation specifically provides, will be true at Closing:

                  5.1 Seller's Authority For Binding Agreement. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgement, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected. The representation contained in this Section 5.1 shall be true at and as of Closing.

                  5.2 Employment on "At-Will" Basis. There are no employees of Seller and Buyer assumes no obligations or responsibilities whatsoever for any employees of Seller. The representation contained in this Section 5.2 shall be true at and as of Closing.

                  5.3 Service Contracts. Exhibit "E" attached hereto is a complete list of all existing service, equipment, supply and maintenance contracts with respect to or affecting the Property (the "Service Contracts"). Seller has received no written notice of default or breach by Seller in the terms of any of such Service Contracts. To the Seller's actual knowledge, Seller has performed, and at Closing shall have performed, all obligations which it has under said Service Contracts.

         Anything in this Section 5.3 to the contrary notwithstanding, Seller represents and warrants that any existing management agreements and exclusive brokerage or leasing agreements


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shall be terminated as of Closing, Seller having fully paid and discharged any and all obligations accruing thereunder, and Buyer shall assume no liability under or in respect of any such agreements.

                  5.4 Condemnation. Seller has received no written notice of any pending condemnation or eminent domain proceeding pending with regard to any part of the Property.

                  5.5 No Lawsuits. Seller has received no written notice of any claims, lawsuits or proceedings pending, or to the best of the Seller's knowledge, threatened against or relating to Seller or the Property, or which could affect them, or either of them, in any court or before any governmental agency, except for actions for possession, damages and or rent, if any, against defaulted tenants as disclosed in Exhibit "D", or except for actions which are adequately covered or defended by an insurance carrier. The representation contained in this Section 5.5 shall be true at and as of Closing.

                  5.6 No Tax Assessments. Seller has received no written notice of any public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller's knowledge, there are no special or general assessments currently affecting or pending against the Property, except as set forth in the Title Binder.

                  5.7 Leases. There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises other than the leases (the "Leases") listed on the rent roll attached hereto as Exhibit "D". Exhibit "D" identifies (i) each tenant of the Premises,
(ii) the date of that tenant's lease, (iii) the expiration date of that tenant's lease, (iv) the annual and monthly minimum rental charge, the tenant's share of building operating costs (including, without limitation, taxes) and any and all costs, expenses and other charges payable by the tenant under the Lease, (v) arrearages, if any, and whether the latest rent due has been paid, (vi) the amount of prepaid rent, if any, (vii) the amount or description of any concessions, allowances, rebates, refunds, escrow or security deposits made by the tenant under said tenant's Lease; (viii) any options to renew, extend, purchase, cancel or terminate; (ix) all unpaid tenant improvement allowances and/or unpaid leasing commissions; and (x) any outstanding written notices of defaults of any kind or nature whatsoever. Seller has the sole right to collect rents under the Leases, and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller except as additional collateral for the existing mortgage upon the Premises which shall be satisfied at or before Closing. To the best of Seller's knowledge, each of the Leases is valid and subsisting and in full force and effect, the tenant is in actual possession in the normal course, and the rents set forth in Exhibit "D" are the actual rents, income and charges being collected by Seller under the Leases. Any tenant improvements which Seller is obligated to complete pursuant to any Lease has been completed as of this date or shall be completed as of Closing, and all costs for completed work has been or shall be paid by Seller. The amount of each security deposit contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. Except as set forth on Exhibit "D", no tenant of the Premises under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one (1) month. Except as otherwise set


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forth on Exhibit "D", no security deposits by tenants have heretofore been returned or applied to charges against the tenants.

                  5.8      Compliance with Law.

                           (i) To the best of Seller's actual knowledge, there
are no outstanding notices of any violations issued by governmental authority having jurisdiction over the Property.

                           (ii) To the best of Seller's actual knowledge, which
knowledge is based exclusively upon that certain Environmental Report prepared by Killam Associates dated February 12, 1992 (the "Environmental Report") and except as otherwise set forth in the Environmental Report, no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated byphenyls ("PCBs"), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, except to the extent such substance or materials are used in the ordinary course of the Seller's business or that of any Tenant in accordance with applicable laws, and there has, to the best of Seller's knowledge, and based exclusively upon the Environmental Report, been no use of the Property that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Property and/or impose, at any time, upon the owner of the Premises any clean-up or other monetary obligation. Seller has received no written notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants, and no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in all applicable federal, state and local laws including the New Jersey Industrial Site Recovery Act, as amended ("ISRA"); and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. Seller has not received any written summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller's part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes. The representation contained in this Section 5.8(i) shall be true and correct at and as of Closing.



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                  5.9 Insurance. Exhibit "F" attached hereto contains a true and correct description of all insurance policies affecting the Property and the operation thereof. All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder. Seller has not received any written notice from any insurance company board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, or (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or (iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage. The representation contained in this Section 5.9 shall be true at and as of Closing.

                  5.10    INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.11 No Brokers. Except as set forth on Exhibit "D", no brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.


                  5.12     INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.13     INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.14 Good Title to Property. Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the Permitted Exceptions. The representation contained in this Section 5.14 shall be true at and as of Closing.

                  5.15 All Taxes and Assessments Paid. Seller will have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable prior to Closing and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing or installments of current assessments which become due and payable after Closing, which shall be the sole responsibility of the Buyer. The representation contained in this Section 5.15 shall be true at and as of Closing.

                  5.16 FIRPTA. Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code"). The representation contained in this Section 5.16 shall be true at and as of Closing.

                  5.17     INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.18     INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.19 Inventory Schedule. The Schedule of Inventory contains a correct and complete list of personal property owned by Seller and located at or used in connection with the operation of the Property.



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                  5.20 Charges, Fees and Assessments. Any and all applicable charges, fees and assessments pending as of the date of this Agreement and any and all other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation. The representation contained in this Section 5.20 shall be true at and as of Closing.

                  5.21 Rights to Purchase. There are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, or which otherwise affect any portion of or all the Property. The representation contained in this Section 5.21 shall be true at and as of Closing.

                  5.22    INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.23    INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.24    INTENTIONALLY OMITTED PRIOR TO EXECUTION.

                  5.25 Development Agreements. Seller is in material compliance with and has fully paid and discharged all obligations arising under any and all development, tri-party and like agreements, and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof. The representation contained herein shall be true at and as of Closing.

                  5.26 Correct Copies of Documents. Where copies of any documents have been delivered by Seller to Buyer, whether prior to or pursuant to this Agreement, such copies: (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto; (ii) to the best of Seller's knowledge, constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to Buyer, are now in full force and effect, and valid and enforceable in accordance with their respective terms, and no party thereto is in default, and no claim of default by any party has been made or is now pending and there does not now exist any default which, after either the giving of notice or the passing of time, or both, will or may constitute a default, or would excuse performance by any party thereto; and
(iii) have not been changed or amended except for amendments, if any, specifically referred to therein.

         6. POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases on the Closing Date, by delivery of the Deed, and all keys, combinations and security codes at Closing.

         7.       BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.



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                  7.1 Title Binder. On or before the execution of this
Agreement, Seller shall have made available to Buyer, without representation or warranty, Seller's most recently dated title commitment for the Property (complete with copies of all exceptions to title), and Buyer shall order a current title commitment (the "Title Binder") from the Title Company. Buyer shall promptly deliver to the Buyer a copy of the Title Binder, together with a notice of any items disclosed on the Title Binder which is not a Permitted Exception (a "Title Objection"). If prior to Closing, the Seller can not remove the Title Objection, the Seller shall have the option of accepting the title to the Property subject to the Title Objection or of terminating this Agreement, in which event the Deposit shall be returned to the Buyer and neither party shall owe any further obligation hereunder to the other. Notwithstanding the foregoing, at Closing, Seller, so long as such amount does not exceed $500,000.00 (exclusive of the mortgages currently encumbering the Property), shall pay all monetary liens, which are not Permitted Exceptions.

                  7.2 Survey. Seller shall make available to Buyer, without representation or warranty, within three (3) days of the date hereof, Seller's most recent survey of Property (the "Survey"),

                  7.3 Physical and Financial Inspection. For a period (the "Inspection Period") commencing on the second (2nd) business day next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, and expiring on April 10, 1997 (such date is herein referred to as the "Inspection Period Expiration Date"), Buyer shall have the right to have performed a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto, and Seller shall cooperate with Buyer and shall make available to Buyer such information, materials and documents as Buyer may reasonably request and shall have its accountant available throughout such period to assist in Buyer's inspection and review. The inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate. If Buyer, at Buyer's sole and absolute discretion, shall find such inspection(s) to be unsatisfactory for any reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement. Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection. If Buyer or its consultants exercises its rights under the provisions of this subsection, it shall (i) provide Seller with prior verbal notice of Buyer's entry, (ii) keep the Property free of any liens or third-party claims resulting therefrom except as may be required by applicable law; (iii) maintain adequate liability insurance in an amount of not less than $1,000,000.00 for a single occurrence and $50,000.00 for property damage which insurance shall name Seller as an additional insured; (iv) indemnify Seller against any liability or expense for injuries to or death of persons or damage to property arising from the exercise of the rights hereunder that are not the result of any act or omission of Seller or Seller's agents, employees or contractors and (v) if Closing does not occur for any reason restore as nearly as practicable the Property substantially to its condition immediately before such exercise. The indemnification and restoration provisions of this subsection shall survive the termination of this Agreement. In connection with such


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inspection, Seller shall make available at the Property, or at the Seller's management offices, without representation, or warranty, except as specifically set forth herein, and to the extent the same are in the Seller's possession, the following:

                           7.3.1 Leases. All Leases for the Property as of the
date hereof;

                           7.3.2 Contracts, and Licenses. Copies of the Contract
Documents, the Licenses, any certificates of occupancy, insurance policies applicable to the Property and any other documents evidencing rights described in Section 1.2 hereof;

                           7.3.3 Tax Bills. A copy of tax bills (i) for the
current year, and (ii) if available, for the preceding two years;

                           7.3.4 Operating Statements. Statements of operation
of the Property for the past year;

                           7.3.5 Notices of Violations. Copies of any
uncorrected written notices of violations of any law, ordinance, regulation, rule or requirement of any governmental body having jurisdiction;

                           7.3.6 Takings or Changes. Copies of all written
notices to Seller of proposed or threatened takings or changes with respect to the Property;

                           7.3.7 Tax Assessments, Appeals and Increases. Copies
of all written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises;

                           7.3.8 Litigation. Copies of all pending and written
notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property or this transaction;


         8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer shall survive Closing and delivery of the Deed for the statute of limitations pertaining thereto. The representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.6, 5.8 (i), 5.11, 5.16, and 5.21 shall survive Closing and delivery of the Deed for the applicable period of the statute of limitations pertaining thereto. The representation and warranties of Seller set forth in Sections 5.3, 5.5, 5.8(ii), 5.19, 5.20, 5.25, and 5.26 shall survive Closing and delivery of the Deed for six (6) months from Closing. The representations and warranties of Seller set forth in Section 5.7 shall survive Closing and delivery of the Deed for three (3) months from Closing. The remaining representations and warranties shall not survive Closing and delivery of the Deed. Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in this Agreement, Seller makes no representation, either prior to or at the Closing, with respect to the condition or character of the Property or the use or uses to which the Property may be put. Buyer acknowledges that Buyer has or will carefully and thoroughly examine, inspect and investigate the Property, and the Seller's operations (as to manner, income and expenses), and Buyer is or will be fully satisfied with the same upon completion of the inspections and examinations; and Buyer is purchasing the same on the basis of such examination, inspection and investigation and not in reliance on any representation or warranty of Seller or any agent, employee or representative of Seller of any kind or nature whatsoever except as specifically set forth herein. Accordingly, Buyer hereby agrees to accept all of the assets being acquired by Buyer hereunder, whether realty, personalty or mixed, on an absolutely and unconditionally "as is" basis at the time of Closing. Notwithstanding the time period for survival with respect to
Section 5.7, if prior to the expiration of such period, Seller delivers to Buyer an estoppel certificate on Buyer's prescribed form, which certificate confirms Seller's representations under Section 5.7 of this Agreement, Seller shall be released from all liability with respect to its representations as they pertain to such tenancy.

         9.       FIRE OR OTHER CASUALTY.

                  9.1 Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property as set forth in Exhibit F".

                  9.2 Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $125,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force.

                  9.3 Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $125,000 (as established by good faith estimates obtained by Buyer), Buyer may terminate this Agreement by giving written notice thereof to Seller ("Buyer's Notice of Election"), and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter. If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of
Section 9.4 below shall apply.

                  9.4 Closing After Substantial Damage. So long as this Agreement shall remain in force under Section 9.2 or 9.3, then (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller's insurance policy, shall be adjusted subject to Buyer's approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing.

                  9.5 Rent Insurance. All rental loss insurance and the proceeds thereof allocable to any period subsequent to Closing shall be paid or assigned to Buyer at Closing.

         10. CONDEMNATION. If, prior to the Closing Date, all or any material portion of the Premises (being any taking affecting the building or any other taking involving 10% or more of the Premises or the parking area) is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's sole and absolute discretion, adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within two (2) days after the date upon which the Buyer receives written notice of such eminent domain proceedings. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

         11.      Expense Allocations.

                  11.1 Seller shall pay for all applicable realty transfer taxes related to the execution, delivery and recording of the Deed, Bill of Sale, and other Closing Documents, and all related recording charges.

                  11.2 Subject to Section 13.3, Buyer shall pay for Buyer's title examination for Buyer's title examination and premiums and for Buyer's due diligence expenses, including survey, structural analysis and environmental analysis.

                  11.3 Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

         12.      CLOSING.

                  12.1 Time and Date and Place. The Closing on the sale of the Property (herein referred to as the "Closing") shall take place on April 18, 1997, at the offices of Pepper, Hamilton & Scheetz LLP, Suite 500, 457 Haddonfield Road, Cherry Hill, New Jersey. Time is of the essence.

                  12.2 Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

                           12.2.1 Seller's Documents and Other Items. Seller
shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                                    12.2.1.1 Deed. A bargain and sale deed with
covenants against grantor's acts prepared by Buyer's counsel in form acceptable to Seller (the "Deed"), conveying the Premises to Buyer, duly executed by Seller for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit "A",; in addition, if Buyer requests that Seller convey the Premises by the metes and bounds description shown on the new survey, if any, obtained by Buyer, Seller covenants to execute a Quit Claim Deed for such new description.

                                    12.2.1.2 Bill of Sale. A bill of sale
prepared by Buyer's counsel in form acceptable to Seller, assigning, conveying and transferring to Buyer, all of the Personal Property, without representation or warranty.

                                    12.2.1.3 Original Leases. All original
Leases, tenant files, tenant correspondence and repair records.

                                    12.2.1.4 Original Licenses, Contract
Documents and Other Personal Property. All original Licenses, Contract Documents, and other Personal Property described in Section 1.2 of this Agreement, to the extent same are in the Seller's possession.

                                    12.2.1.5 Assignment of Leases. An assignment
and assumption agreement with reciprocal indemnities, prepared by Buyer's counsel in form acceptable to Seller (the "Assignment"), duly executed by Seller and Buyer, assigning, conveying and transferring to Buyer the Leases.

                                    12.2.1.6 Assignment of Licenses, Contract
Documents and Other Personal Property. An assignment agreement prepared by Buyer's counsel, in form acceptable to Seller, assigning, conveying and transferring to Buyer, to the extent the same are assignable the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names, without representation or warranty.

                                    12.2.1.7 FIRPTA Certificates. All
certificate(s) required under Section 1445 of the Code.

                                    12.2.1.8 Tenant Letter. Letters to each
tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form acceptable to Buyer.

                                    12.2.1.9 INTENTIONALLY OMITTED PRIOR TO
EXECUTION.

                                    12.2.1.10 Title Insurance Certificates. Such
affidavits of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Premises as set forth in Section 3, and to provide affirmative endorsements (a) against construction liens, (b) and parties in possession other than tenants under the Leases.

                                    12.2.1.11 Updated Rent Roll. An updated
schedule of Tenant Leases, containing all information required to be set forth in Exhibit "D", which schedule is correct and complete as of the date of Closing.

                                    12.2.1.12 Seller Certificate. A written
certification confirming that as of Closing the representations and warranties which are required to be true at and as of Closing, are true at and as of Closing.

                                    12.2.1.13 INTENTIONALLY OMITTED PRIOR TO
EXECUTION.

                                    12.2.1.14 Keys. All keys, combinations and
security codes for all locks and security devices on the Property;

                                    12.2.1.15 INTENTIONALLY OMITTED PRIOR TO
EXECUTION.

                                    12.2.1.16 INTENTIONALLY OMITTED PRIOR TO
EXECUTION.

                                    12.2.1.17 ISRA Non-Applicability Letter. A
written non-applicability letter issued within 30 days prior to Closing by the New Jersey Department of Environmental Protection stating that the transaction and the Property is not subject to ISRA.


                           12.2.2 Buyer's Documents. Buyer shall deliver or
cause to be delivered to Seller:

                                    12.2.2.1 The amounts required to be paid to
Seller pursuant to this Agreement;

                                    12.2.2.2 Confirmation of the existence and
subsistence of Buyer, and the authority of those executing for Buyer, including, without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: (a) good standing certificate in State of Maryland, (b) Buyer's Amendment and Restatement of Declaration of Trust filed on August 27, 1996, as amended, (c) a certificate from any officer of Buyer confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                           12.2.3 Title Insurance. As a condition to Buyer's
obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form approved by Buyer pursuant to Section 3, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than the Permitted Exceptions and those which have been approved by Buyer pursuant to the provisions of this Agreement and providing the title endorsements specified in Section 12.2.1.10 above.

                           12.2.4 Necessary Documents. Buyer and Seller shall
execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

         13.      DEFAULT; REMEDIES

                           13.1 Prior to title passing and the completion of
Closing, in the event of Seller's default hereunder, Buyer's sole remedies shall be that of (i) specific performance without abatement of the Purchase Price or
(ii) termination of this Agreement and return of the Deposit. In no event shall Buyer be entitled to damages of any kind or nature;

                           13.2 Prior to title passing and completion of
Closing, with respect to any representations or warranties of Seller contained in this Agreement, Buyer's obligations hereunder are contingent upon such representations and/or warranties contained in this Agreement being true and correct as of the date hereof and where the context indicates, as of the date of Closing, but recision of this Agreement and return of the Deposit, shall be Buyer's exclusive remedy for any breach of any representation and/or warranty by Seller.

                           13.3 Notwithstanding the foregoing, in the event of a
willful or intentional breach of a covenant, obligation or warranty by Seller under this Agreement or if Seller makes a willful or intentional material misrepresentation in this Agreement, Buyer shall be entitled to terminate this Agreement and to the return of the Deposit and Buyer's reasonably documented Transaction Costs sustained by Buyer in connection with this Agreement; and the foregoing shall be Buyer's sole remedies under this subparagraph.

                           13.4 Subsequent to title passing and completion of
Closing, Buyer shall have recourse against Seller for its reasonably documented actual damages, sustained solely for Seller's breach of representations and warranties which survive Closing, which breach is discovered by Buyer after Closing; the right to pursue said recourse shall expire and terminate, as to any right on which action has not then been initiated, at the expiration of the survival periods set forth herein.

                           13.5 Buyer recognizes that the Property will be
removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit (whether or not same has theretofore been paid) as its sole and liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

                           13.6 Buyer's Out-of-Pocket Costs. In the event of
Seller's breach or default in accordance with Section 13.3 then, in any such event, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit, anything in the Agreement contained to the contrary notwithstanding, Buyer shall also receive from Seller, upon demand, Buyer's actual, documented out-of-pocket costs and expenses associated with this Agreement and Buyer's anticipated acquisition of the Property including, without limitation, Buyer's reasonable counsel fees and costs, title expenses, survey costs, financial and accounting due diligence, Buyer's structural inspection of the Property and Buyer's environmental assessment of the Property, and other costs and expenses associated with Buyer's due diligence, (collectively, "Transaction Costs"). The foregoing list is not intended to be exclusive, but representative of the costs and expenses that the parties anticipate that Buyer will incur in anticipation of this transaction. Seller's maximum reimbursement liability under this Section 13 shall not exceed $7,500.


         14.      CONDITIONS PRECEDENT TO CLOSING.

                  The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

                  14.1 Correctness of Warranties and Representations. The warranties and representations made by Seller which specifically are required to be true and correct at and as of Closing shall be true and correct on the Closing Date in all material respects as though such representations and warranties were made on the Closing Date except that (i) variations which occur in the ordinary course of Seller's business, (ii) variations disclosed in writing to Buyer prior to Closing, or (iii) any matter or occurrence discovered by the Buyer prior to Closing shall not be construed as a failure of the condition set forth in this Section 14.1.

                  14.2 Compliance with Terms and Conditions. Seller shall have performed and complied in all respects with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date, including delivery of all of the Seller Documents.

                   14.3 No Willful Default. There shall have been no willful or intentional breach of a covenant, representation or obligation by the sellers under either of the Agreements of Sale listed on Exhibit "G" (the "Greentree Agreements") attached hereto and made a part hereof, which willful or intentional breach results in the termination of either or both of the Greentree Agreements, provided that in such event, the Buyer's remedy hereunder, shall be expressly limited to recision of this Agreement and a return of the Deposit.


         15.      PRORATIONS.

                  15.1 Operating Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding Closing "Adjustment Date":

                           15.1.1 Rents. All current collected rent, additional
rent, percentage rent (if any) and all other charges collected under the Leases shall be apportioned on the Closing Date pro rata on a per diem basis. If any tenant is in arrears in the payment of rent or additional rent on the Closing Date, rents received from such tenant ninety (90) days after the Closing Date shall be applied in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after Closing, then (b) to Seller for all rent in arrears prior to the Closing Date; and then
(c) to Buyer with no further claim by Seller thereto. Except as herein provided, Buyer is not under any obligation to collect rents in arrears for the benefit of Seller. Any rents which are delinquent or otherwise not paid at the time of Closing, and collected by Buyer within ninety (90) days after Closing shall be apportioned as aforesaid and the portion to which Seller is entitled shall be promptly remitted by Buyer to Seller. Seller shall have no claim to rents collected ninety (90) days after the Closing Date.

                           15.1.2 Taxes. Real estate and personal property
taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

                           15.1.3 Deposits. Tax and utility company deposits, if
any.

                           15.1.4 Water and Sewer Charges. Water and sewer
charges and fire protection and inspection services based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

                           15.1.5 Assigned Contracts. Amounts paid or payable in
respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

                           15.1.6 Electricity, gas, steam and fuel. Electricity,
gas and steam and fuel oil, if any, based on meter readings or a fuel company letter showing measurement on the day immediately preceding Closing, and valued at current prices.

                           15.1.7 Security Deposits. Buyer shall receive a check
from Seller for the full amount of any security deposits, with accrued interest, or a credit against the Purchase Price in said amount.

                  15.2 Custom and Practice. Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

                  15.3 Future Installments of Taxes. If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable after Closing shall be assumed by the Buyer from and after Closing.

                  15.4 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid by wire transfer of immediately available funds at Closing.

                  15.5 Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.

                  15.6 Escalations. With respect to any sums due under leases for operating expenses incurred by the Seller in excess of that billed and collected by Seller for the calendar year 1996 (the "1996 Expense Escalations"), the Seller shall after Closing provide to each tenant a statement of the amount of the 1996 Expense Escalations due from such Tenant, and Seller shall be entitled to retain the entire amount of such sum, notwithstanding anything contained in this Section 15 to the contrary. Any 1996 Expense Escalations paid to the Buyer after Closing shall be immediately remitted to the Seller. With respect to any sums due under leases for operating expenses incurred by the Seller in excess of that billed and collected by Seller during 1997 (the "1997 Expense Escalations"), at the time that the Buyer bills and collects the 1997 Expense Escalations, the Buyer shall reimburse the Seller for the actual amount incurred by Seller for 1997 in excess of that billed and paid by tenants during 1997.

                  15.7 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         16. BROKERS. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.


         17. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

                  17.1 Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

                  17.2 Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 18.1 below. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 18.1 below, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

                  17.3 Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 17.2 above of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court and an action for interpleader.

                  17.4 Escrow Agent's Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section 17.3, and may decline to take any other action.

         18.      GENERAL PROVISIONS.

                  18.1 Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) personally delivered (ii) sent by nationally-recognized overnight courier, (iii) facsimile with original following by regular mail, or (iv) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

                           18.1.1 If to Buyer, addressed to:

                                  Brandywine Realty Trust
                                  Newtown Square Corporate Campus
                                  16 Campus Boulevard
                                  Suite 150
                                  Newtown Square, PA  19073
                                  Attn: Gerard H. Sweeney,
                                        President and Chief Executive Officer

                                  with a copy in each instance to:

                                  Brad A. Molotsky, Esquire
                                  Pepper, Hamilton & Scheetz LLP
                                  3000 Two Logan Square
                                  Eighteenth & Arch Streets
                                  Philadelphia, PA 19103


                           18.1.2   If to Seller, addressed to:

                                  Needleman Management Co., Inc.
                                  9 Deerfield Terrace
                                  Moorestown, New Jersey

                                  with a copy in each instance to:

                                  Robert Schwartz, Esquire
                                  Sherman, Silverstein, Kohl, Rose & Podolsky
                                  4300 Haddonfield Road
                                  Suite 311
                                  Pennsauken, New Jersey 08109


                  18.1.3 If to Escrow Agent, addressed to:

                                 M. Gordon Daniels
                                 Commonwealth Land Title Insurance Company
                                 1700 Market Street
                                 Philadelphia, PA


or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

                  18.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  18.3 Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

                  18.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

                  18.5 No Recording. This Agreement shall not be recorded in the Clerk's Office for Burlington County or in any other office or place of public record.

                  18.6 Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

                  18.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  18.8 Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Article shall survive the Closing.

                  18.9 Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the State of New Jersey, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

                  18.10 Designation of Nominee; Assignment of Agreement. Buyer shall have the right to designate one or more of its subsidiaries or affiliate entities to acquire title to the Premises hereunder.


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                  18.11 Effective Date. Whenever the term or phrase "effective date hereof" or "date hereof" or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer.

                  18.12 Confidentiality. Each of the parties hereto covenants and agrees to hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in strict confidence, and other than disclosure required by the SEC and except as may be necessary to comply with this Agreement, neither party shall disclose the nature, content or the Purchase Price of this Agreement without the express written consent of the other party.

         19.     SEC REPORTING (8-K) REQUIREMENTS.

                  For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide Buyer and its representatives, with (I) access to all financial and other information pertaining to the period of Seller's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable;
(b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; and (II) a representation letter, indicating (if such be the case) that to the knowledge of the Seller, (i) although the financial statements provided to the Buyer for the year ended 1996, in accordance with this Section 19 are unaudited, and do not constitute full disclosure required by generally accepted accounting principles, the net operating income of the Seller set forth on such financial statement is in accordance with generally accepted accounting principles, but the financial statements may not satisfy those principles, and (ii) the Seller has made available to the Buyer all financial records and related data requested by the Buyer.

         20.     INTENTIONALLY OMITTED PRIOR TO EXECUTION.

         21.      EXCULPATION.

                  No recourse shall be had for any obligation of Brandywine Realty Trust under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.




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         22. Tax Deferred Exchange. The Seller intends to effectuate a
"like-kind exchange" pursuant to Section 1031 of the Internal Revenue Code, and to utilize the Property as "Relinquished Property" and the sale thereof in connection with such like-kind exchange. The Buyer shall fully cooperate with Seller in effectuating any like-kind exchange, including, Replacement Property or other real property ("Replacement Parcel") identified by the Seller provided that nothing herein contained is intended to require the Buyer to close title to any Replacement Parcel. Seller's effectuation of a like-kind exchange prior to any closing shall not be a condition or contingency to the Seller's obligations hereunder. Seller shall be responsible for all costs and expenses incurred in connection with the effectuation of a like-kind exchange over and above those Buyer would incur in a straight purchase/sale. Seller shall indemnify and hold harmless Buyer from any and all losses, costs, expenses and damages associated with Buyer's participation in the exchange transaction. The Property subject to this Agreement constitute Relinquished Property in the Internal Revenue Code


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Section 1031 exchange.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                      BRANDYWINE REALTY TRUST,
                                      a Maryland Real Estate Investment Trust


 /s/ Ira M. Lubert                    By: /s/ Gerard H. Sweeney
--------------------------               ----------------------------------
 Ira M. Lubert                            Gerard H. Sweeney, President and
                                          Chief Executive Officer

 /s/ Karen L. Lubert
--------------------------
 Karen L. Lubert


Agreed to by Escrow Agent with regard
to the obligations, terms, covenants and conditions contained in this Agreement relating to Escrow Agent.

By:  /s/ M. Gordon Daniels
    --------------------------

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